Exhibit 99.1
“American Oil & Gas Announces Fetter Drilling and Participation Agreement
Drilling Expected to Resume by Mid-May
     DENVER, March 14, 2006 — American Oil & Gas, Inc. (AMEX: AEZ) today announced that it has entered into a drilling and participation agreement with Turnkey E&P Corporation, a wholly owned subsidiary of Calgary, Alberta based Turnkey E&P Inc. (TSX: TKY), to drill the next two wells, with the option for a third well, at American’s approximate 51,000 gross acre Fetter project. Turnkey will apply casing drilling technology to the field through the use of one of its four purpose-built casing drilling rigs. The first well is expected to commence drilling by May 15, 2006. Additional information about Turnkey can be found at www.turnkeyep.com.
     Casing drilling utilizes the actual steel casing as the drilling string, versus drilling with drill pipe, and installs the casing in the wellbore while drilling. This process has been shown to reduce, overcome or eliminate the risk of wellbore collapse, stuck pipe, lost circulation and other well control issues in many applications and is currently being used as the method of choice in a number of field development programs. Cost savings can be another potential benefit of using casing drilling, as the possibility exists of eliminating one or more casing strings. Casing drilling can be used in conjunction with both underbalanced horizontal drilling technology as well as conventional vertical drilling.
     Under the terms of the agreement, Turnkey will operate and pay for 60% of the costs before casing point and 40% of the costs after casing point in order to earn a 40% working interest in the first two wells and in the 640 acre spacing unit surrounding each well. American will pay for 27% of the costs before casing point and 40.5% of the costs after casing point and will retain a 40.5% working interest in these two initial wells.
     Upon mutual agreement, a third test well may be drilled on a non-promoted basis, in order to further evaluate the casing drilling technology. Should a third test well be drilled, Turnkey would pay 30% of the costs and would earn a 30% working interest and American would pay 47.25% of the costs and would retain a 47.25% working interest.
     If certain drilling criteria are met on these initial test wells, Turnkey has the option to purchase a 15% working interest in the Fetter acreage block, encompassing the approximate 51,000 gross acres, for approximately $750,000. If Turnkey exercises its option, American’s existing 67.5% working interest would be reduced by 10.125%, to 57.375%, and American’s share of the $750,000 payment would be approximately $500,000.
     Patrick D. O’Brien, CEO of American commented, “We are certainly pleased to be aligned with Turnkey as we continue to evaluate our Fetter field. We believe the advantages of casing drilling combined with both underbalanced horizontal drilling and vertical wells completed with modern multi-staged fracture stimulation technology could hold the key to unlocking this potentially large resource. These upcoming wells will benefit from the experiences and information we gained from our Sims and Hageman wells last fall. It is important to understand that a number of wells, utilizing different drilling and completion technologies may be required to fully understand the productive potential at Fetter.”

     John Y. Jo, President of Turnkey said, “We are excited to be able to bring the casing drilling technology, experience, and equipment to a resource play with the potential as large as Fetter. We believe that casing drilling has the potential to drill these wells as efficiently and as effectively as possible.”
     The Fetter field project area consists of approximately 51,000 gross acres within American’s approximate 120,000 gross acre Douglas project located in the southern portion of the Powder River Basin of WY. The Fetter field has a history of various exploration and developmental attempts with numerous wells having been drilled over four decades that have encountered and/or produced natural gas and condensate from the Niobrara and Frontier formations. American’s initial attempt at drilling in this area was the Sims 16-26 well, drilled during mid-2005. This well temporarily produced natural gas and liquid hydrocarbons at rates up to 15 million cubic feet equivalent per day, from approximately 255 feet of lateral wellbore (out of a planned 2,000 feet) that was drilled into the Frontier formation. Wellbore and mechanical problems resulted in the loss of the lateral section of the well and subsequent side tracking resulted in the well being drilled vertically to total depth in a fashion that prohibits fracture stimulation. The Sims well continues to produce natural gas and condensate and has recently averaged about 100 mcfe/day. The second well, the Hageman 16-34 well, was drilled and cased to 8,625 feet before drilling rig issues required temporarily suspending drilling operations and releasing the rig. Although plans are not to immediately re-enter the Hageman well, future plans include coming back to the Hageman well to complete drilling operations.
     In other news, American reports that Terry L. Savage has joined the Company as its Vice-President of Land. American granted options to purchase 250,000 shares of the Company’s common stock at an exercise price of $4.65, which was the closing price of the Company’s common stock on the first day of employment. 50,000 of the options became exercisable immediately and the remaining options become exercisable 1/10th per year for 10 years. In addition, the Company paid Mr. Savage 10,000 shares of its restricted common stock.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”